Exhibit 99.1

XenoPort Reports Second Quarter Financial Results

Announces Initiation of Phase 2 Trial of XP21279 in Parkinson’s Disease

SANTA CLARA, Calif.--(BUSINESS WIRE)--August 5, 2010--XenoPort, Inc. (Nasdaq:XNPT) announced today financial results for the second quarter and six months ended June 30, 2010. Revenues for the second quarter were $0.5 million, compared to $1.8 million for the same period in 2009. Net loss for the second quarter was $19.5 million, compared to a net loss of $20.9 million for the same period in 2009. At June 30, 2010, XenoPort had cash, cash equivalents and short-term investments of $105.0 million.

XenoPort also reported today that it has initiated a Phase 2 clinical trial of XP21279 in Parkinson’s disease patients with motor fluctuations. The randomized cross-over trial is designed to compare the efficacy, safety and pharmacokinetics of individual patient-optimized doses of a new bi-layer tablet of XP21279/carbidopa to Sinemet (L-dopa/carbidopa). Earlier this year, XenoPort announced positive results from an open-label Phase 1 trial that compared XP21279/carbidopa to Sinemet in Parkinson’s disease patients. Results from this trial will be presented at the World Parkinson Congress in Glasgow, Scotland, in September.

XenoPort Business Updates

Since the start of the second quarter, XenoPort has:

  With its partner, GlaxoSmithKline (GSK), met with the U.S. Food and Drug Administration (FDA) regarding the Complete Response Letter (CRL) for Horizant™ (also known as XP13512) as a treatment for moderate-to-severe primary restless legs syndrome (RLS). GSK plans to file a CRL resubmission later this year.
  Announced top-line results from a GSK-conducted Phase 2 clinical trial of Horizant as a prophylactic treatment for migraine headaches that failed to demonstrate a statistically significant improvement over placebo. The failure of the trial may have been a consequence of a high placebo response.
  Presented new data from clinical trials of its arbaclofen placarbil (AP) and XP13512 (gabapentin enacarbil) product candidates at the 62nd Annual American Academy of Neurology meeting in Toronto, Ontario and the Associated Professional Sleep Society meeting in San Antonio, TX.
  Presented new data from clinical trials of AP at the Digestive Disease Week 2010 annual meeting in New Orleans, LA.
  Disclosed the discovery of a prodrug of acamprosate that has the potential to decrease gastrointestinal disturbance, reduce dosing frequency and provide more consistent (and potentially higher) blood levels of acamprosate compared with the currently approved formulation of acamprosate calcium. Published data indicate that acamprosate may be an effective treatment for Fragile X syndrome. Preclinical data on XenoPort’s acamprosate prodrug were presented at the 12th International Fragile X Conference in Detroit, Michigan.

Ronald W. Barrett, Ph.D., chief executive officer of XenoPort, stated, “We are focused on working with GSK to complete its CRL resubmission, which is still planned for later this year. We are also pleased to report that we have initiated our second clinical trial of XP21279 in patients with Parkinson’s disease. We were encouraged by the pharmacokinetic results of our open-label study and the observed reduction in Parkinson’s symptoms when patients were taking XP21279 compared to when they were taking Sinemet. We hope to replicate these efficacy results in this new double-blind, crossover trial.”

XenoPort Second Quarter and Six-Month Financial Results

Net revenue from unconsolidated joint operating activities was $0.1 million for the second quarter of 2010, compared to $1.5 million for the same period in 2009. The decrease in net revenue from unconsolidated joint operating activities in the three months ended June 30, 2010 compared to the same period in 2009 was primarily the result of a decrease in revenue recognized from up-front license and milestone payments under the GSK agreement.

Net revenue from unconsolidated joint operating activities was $(0.2) million for the six months ended June 30, 2010, compared to $24.4 million for the same period in 2009. The decrease in net revenue from unconsolidated joint operating activities in the six months ended June 30, 2010 compared to the same period in 2009 was primarily due to the receipt and recognition of a significant portion of the $20.0 million milestone payment from GSK related to the FDA’s acceptance for review of the Horizant new drug application (NDA) in the first quarter of 2009.

Collaboration revenues were $0.4 million and $0.8 million for the three and six months ended June 30, 2010, compared to $0.4 million and $3.8 million for the same periods in 2009. The decrease in collaboration revenue for the six months ended June 30, 2010 compared to the same period in 2009 was due to the recognition of a $3.0 million milestone payment from Astellas Pharma Inc. related to the FDA’s acceptance for review of the NDA for Horizant in the United States in the first quarter of 2009.

Research and development expenses for the second quarter of 2010 were $12.9 million, compared to $15.3 million for the same period in 2009. The decrease in research and development expenses in the three months ended June 30, 2010 compared to the same period in 2009 was primarily due to decreased personnel costs due to reduced headcount and lower non-cash stock-based compensation, as well as decreased net development costs for Horizant/XP13512 and XP21279, partially offset by increased net development costs for AP and the reimbursement of $1.9 million from Astellas in the second quarter of 2009 for manufacturing activities.

Research and development expenses for the six months ended June 30, 2010 were $27.9 million, compared to $37.0 million for the same period in 2009. The decrease in research and development expenses in the six months ended June 30, 2010 compared to the same period in 2009 was primarily due to decreased personnel costs due to reduced headcount and lower non-cash stock-based compensation, as well as decreased net development costs for Horizant/XP13512 and XP21279, partially offset by the reimbursement of $1.9 million from Astellas in the second quarter of 2009 for manufacturing activities.

Selling, general and administrative expenses were $7.2 million for the second quarter of 2010, compared to $7.8 million for the same period in 2009. Selling, general and administrative expenses were $15.3 million for the six months ended June 30, 2010, compared to $15.6 million for the same period in 2009. The decrease in selling, general and administrative expenses in the second quarter and six months ended June 30, 2010 compared to the same periods in 2009 was primarily due to decreased personnel and related costs resulting from a decrease in headcount.

Net loss for the second quarter of 2010 was $19.5 million, compared to a net loss of $20.9 million for the same period in 2009. Net loss for the six months ended June 30, 2010 was $47.7 million, compared to a net loss of $23.6 million for the same period in 2009. Basic and diluted net loss per share was $0.64 in the second quarter of 2010 versus basic and diluted net loss per share of $0.76 for the same period in the prior year. For the six-month period ended June 30, 2010, basic and diluted net loss per share was $1.57 versus basic and diluted net loss per share of $0.86 for the same period in 2009.

Other News: New Employment Inducement Award

XenoPort also reported today that an equity award was made to a new employee subject to the terms and conditions of the XenoPort 2010 Inducement Award Plan. The employee was granted restricted stock units representing an aggregate of 500 shares of XenoPort's common stock. The restricted stock units vest in four equal annual installments on anniversaries of the August 2, 2010 grant date. The equity award was approved by the independent compensation committee of XenoPort’s board of directors and was granted as an inducement material to the new employee entering into employment with XenoPort in accordance with Nasdaq Market Place Rule 5635(c)(4).

Conference Call

XenoPort will host a conference call at 5:00 p.m. Eastern Time today to discuss its financial results and provide an update of XenoPort’s business. To access the conference call via the Internet, go to www.XenoPort.com. To access the live conference call via phone, dial 1-888-275-3514. International callers may access the live call by dialing 706-679-1417. The reference number to enter the call is 90207154.

The replay of the conference call will be available for one week and may be accessed after 8:00 p.m. Eastern Time today via the Internet, at www.XenoPort.com, or via phone at 1-800-642-1687 for domestic callers, or 706-645-9291 for international callers. The reference number to enter the replay of the call is 90207154.

About XenoPort

XenoPort, Inc. is a biopharmaceutical company focused on developing a portfolio of internally discovered product candidates that utilize the body’s natural nutrient transport mechanisms to improve the therapeutic benefits of existing drugs. XenoPort is developing its lead product candidate in collaboration with Astellas Pharma Inc. and GlaxoSmithKline. XenoPort’s product candidates are being studied for the potential treatment of restless legs syndrome, gastroesophageal reflux disease, neuropathic pain, spasticity and Parkinson’s disease.

To learn more about XenoPort, please visit the Web site at www.XenoPort.com.

Forward-Looking Statements

This press release contains “forward-looking” statements, including, without limitation, all statements related to the release of clinical trial data and the timing thereof; regulatory processes and the timing of regulatory submissions; the suitability of a prodrug of acamprosate as a treatment for Fragile X syndrome; XenoPort’s ongoing and future clinical development programs for AP and XP21279 and the timing thereof; the therapeutic and commercial potential of XenoPort’s product candidates; and the suitability of XP21279 as a treatment for Parkinson’s disease. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “hope,” “may,” “planned,” “plans,” “potential,” “will” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon XenoPort's current expectations. Forward-looking statements involve risks and uncertainties. XenoPort's actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, the uncertain results and timing of clinical trials; XenoPort’s ability to successfully conduct clinical trials in the anticipated timeframes, or at all; the uncertainty of the FDA’s NDA review process and factors related to the planned CRL resubmission; XenoPort’s dependence on its current and additional collaborative partners; and the uncertain therapeutic and commercial value of XenoPort’s preclinical and clinical product candidates. These and other risk factors are discussed under the heading “Risk Factors” in XenoPort’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed with the Securities and Exchange Commission on May 10, 2010. XenoPort expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the company's expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

XenoPort is a registered trademark of XenoPort, Inc.

XNPT2F

XENOPORT, INC.

BALANCE SHEETS (Unaudited)

	June 30,	December 31,
	2010	2009
	(In thousands)
Current assets:
Cash and cash equivalents	$13,869	$36,255
Short-term investments	91,150	107,413
Prepaids and other current assets	3,250	3,719
Total current assets	108,269	147,387
Property and equipment, net	8,937	10,726
Restricted investments and other assets	2,700	2,099
Total assets	$119,906	$160,212
Liabilities:
Current liabilities	$12,250	$15,638
Noncurrent liabilities	17,916	17,298
Total liabilities	30,166	32,936
Stockholders’ equity:
Common stock	30	30
Additional paid-in capital and other	442,394	432,183
Accumulated deficit	(352,684)	(304,937)
Total stockholders’ equity	89,740	127,276
Total liabilities and stockholders’ equity	$119,906	$160,212

XENOPORT, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(In thousands, except per share amounts)
Revenues:
Net revenue from unconsolidated joint operating activities	$112	$1,452	$(174)	$24,350
Collaboration revenue	379	379	758	3,758
Total revenues	491	1,831	584	28,108
Operating expenses:
Research and development*	12,867	15,250	27,946	37,017
Selling, general and administrative*	7,217	7,846	15,280	15,553
Restructuring charges*	—	—	5,275	—
Total operating expenses	20,084	23,096	48,501	52,570
Loss from operations	(19,593)	(21,265)	(47,917)	(24,462)
Interest income	71	351	170	854
Interest and other expenses	—	—	—	(4)
Net loss	$(19,522)	$(20,914)	$(47,747)	$(23,612)
Basic and diluted net loss per share	$(0.64)	$(0.76)	$(1.57)	$(0.86)
Shares used to compute basic and diluted net loss per share	30,515	27,351	30,476	27,321

* Includes employee non-cash stock-based compensation as follows:

Research and development	$2,018	$2,488	$4,337	$5,133
Selling, general and administrative	2,441	2,082	4,759	4,118
Restructuring charges	—	—	853	—
Total stock-based compensation expense	$4,459	$4,570	$9, 949	$9,251

CONTACT:
XenoPort, Inc.
Jackie Cossmon, 408-616-7220
ir@XenoPort.com